EXHIBIT 14.1

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	1 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Arcadia Resources, Inc. Code of Ethics and Conduct
as Amended and Restated Effective January 1, 2007
Policy:
As providers of essential products and services to the public, Arcadia Resources, Inc., and all subsidiary companies (referred to collectively as Arcadia, the Company or KAD) are committed to the highest standards of integrity and ethical conduct.
The Company will comply with all laws of our rapidly changing industry, the policies governing our relationship with employees, and the laws relating to our status as a provider of Medicare and Medicaid services, and as a publicly-owned company.
This Code applies to all employees of the Company, as well as all directors and officers of the Company. All directors and officers of the Company are subject to all provisions of this Code, even though certain provisions of this Code may specifically reference employees and omit reference to directors and officers.
Our principles of business conduct are described here, but the Code does not cover every situation, nor does it set forth every applicable rule. We are also guided by other corporate polices, practices and procedures, as well as common sense standards and our personal commitment to ethical behavior. This Code serves as a guide to all directors, officers, and employees in their day-to-day decision making.
Some of the policies and procedures referenced in this Code may be the subject of other policies, procedures, and employee handbooks issued by the Company from time to time. Any conflict between this Code and any other policies, procedures, and employee handbooks will be resolved such that the more stringent provision governs.
From time to time, this Code may be amended or superseded by the Arcadia Board of Directors. This Code replaces and supersedes all prior codes of ethics previously adopted by the Company.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	2 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
YOUR OBLIGATIONS UNDER OUR CODE
It is the responsibility of every employee, director and officer of the Company to understand and comply with the policies outlined in this Code. Each year, every director, officer, and employee will be required to sign a statement affirming they have read, understand, and agree to abide by the Company’s Code of Ethics and Conduct, and are in full compliance with the Code.
This Code outlines key responsibilities to ensure that we act at all times responsibly, ethically, and lawfully. If you are unsure of the appropriateness or ethics of any activity, ask yourself the following questions:
•	Does it comply with the law, and/or the Arcadia Code of Ethics and Conduct?

•	How would our customers, shareholders, and the general public look upon it?

•	Does it make you uncomfortable because it appears to conflict with the Code?
All employees are expected to:
•	Attend required educational and training sessions relating to the Company’s corporate ethics and compliance program;

•	Be aware of all procedures of the corporate ethics and compliance program, including the mandatory duty of all employees to report actual or possible violations of laws and regulations;

•	Understand and adhere to the policies of the corporate ethics and compliance program, especially those which relate to the employee’s functions within the Company; and

•	Report and actual or potential violations of laws and regulations to their employer.
Obligation to Report Violations
Reporting Methods
All individuals affiliated with Arcadia and its member entities are required to report any policy, procedure or activity which they believe may not be in compliance with laws and regulations, or our own policies. Reporting is vital, because management cannot fix a problem if it doesn’t know about it. Employees are encouraged to report any situation that seems wrong.
Reports may be submitted to:
1.	A supervisor

2.	A senior team leader or Vice President

3.	The Corporate Ethics & Compliance Officer

4.	The Compliance Hotline: 1-800-558-9683

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	3 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Any person who receives a report of an actual or potential violation is responsible for assuring that such report is communicated promptly to the Corporate Ethics & Compliance Officer.
Arcadia believes that good faith reporting is a key component of our corporate ethics and compliance program. No one should be punished for trying to do the right thing.
Individuals will not be subject to retaliation by any persons affiliated with Arcadia based on reports that are submitted in good faith. Any such retaliation will be considered a violation of the corporate ethics and compliance program and should be reported immediately to the Corporate Ethics & Compliance Officer.
Anonymous Reporting
Even though retaliation for good faith reporting is prohibited, some employees may prefer to make an anonymous report. The Ethics and Compliance Hotline is the best way to do this. This is a non-caller identification line that can only be accessed by the Corporate Ethics & Compliance Officer. Voicemail capability is present for 24-hours-a-day access.
Anyone can use the Ethics and Compliance Hotline, not just people who wish to be anonymous. Leaving a name and number makes it easier to ask follow-up questions; and it is very difficult to give follow-up reports to anonymous callers. Nonetheless, all calls to the Ethics and Compliance Hotline will be investigated.
You may report a violation in person, by telephone or in writing. Violations reported in writing may be anonymous, but should give a sufficiently detailed description of the factual basis for the allegations to allow for an appropriate investigation.
Requests for guidance or reports should be directed to:
Corporate Ethics & Compliance Officer
Arcadia Resources, Inc.
801 N Magnolia Ave., Suite 405
Orlando, FL 32803
Telephone: (407) 316-3130
Ethics and Compliance Hotline: 1-800-558-9683
If your concern involves a violation of internal accounting controls, or your concern relates to questionable accounting, financial reporting or auditing matters, you may report directly, confidentially, (and anonymously, if you wish) by writing to the Chair of the KAD Audit Committee:
Chair, Audit Committee of the KAD Board of Directors
Arcadia Resources, Inc.
801 N Magnolia Ave., Suite 405
Orlando, FL 32803
Attn: Confidential/To be Opened by Addressee Only

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	4 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Possible violations of this Code will be investigated by the Corporate Ethics & Compliance Officer or by an appropriate independent committee of the Board, and appropriate action will be taken if violations are found, up to and including possible termination.
Confidentiality regarding those who make compliance reports and those potentially involved is maintained to the extent allowed by law during a compliance investigation.
OUR WORKPLACE ENVIRONMENT
Non-Discrimination
One of the Company’s guiding values is respect for one another. As a company, we expect that all directors, officers, and employees treat one another with respect and dignity, creating a safe, comfortable, and enjoyable place to work.
We are proud of being an equal opportunity employer. All employment decisions such as recruitment, employment, development, and promotion are based solely on a person’s ability and potential to perform the job, not upon extraneous factors such as race, color, religion, sex, sexual orientation, national origin, age, disability, height, weight, or marital status. We make reasonable job-related accommodations for any qualified employee with a disability when notified by the employee that s/he needs an accommodation.
Equal employment opportunity includes an opportunity for all employees to work in a positive work environment, regardless of their sex, race, religion, or other differences. This means that everyone should be sensitive to statements and actions which can cause others to feel excluded or which can create a hostile work environment. Specifically, references to and jokes about sex, race, religion, or other differences, can be offensive and can cause employees to feel excluded.
Any incidents or actions that an employee considers to be discriminatory should be promptly reported to a supervisor or to the Director of Human Resources. Any supervisor receiving such a report should, in turn, report it to the Director of Human Resources. If a determination is made that an employee has violated the Company’s policy against discrimination, appropriate disciplinary action will be taken, up to and including discharge.
Harassment-Free Workplace
Arcadia has always taken pride in striving to provide a positive and harassment-free work environment that offers each employee the opportunity to perform to full potential. The Company prohibits harassment relating to an individual’s race, color, sex, religion, sexual orientation, height, weight, health, age, creed, national origin, marital status, veteran status, or disability.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	5 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Our commitment to a harassment-free work environment applies to every aspect of the employment relationship and includes those times when employees are engaged in work-related activities or functions that take place away from the workplace and/or after regular business hours. It also extends to business associates such as outside vendors, and business partners.
Any conduct that could be construed as harassment of an employee is expressly prohibited. Sexual harassment including unwelcome sexual advances, sexually explicit comments or physical conduct of a sexual nature is prohibited.
It is forbidden to retaliate against any employee who complains that s/he has been harassed, even if an investigation shows that no harassment occurred.
In keeping with our policy, the possession, distribution, or viewing of any pornographic materials on company premises, including computer equipment, is prohibited.
Substance-Free Environment
Substance abuse – whether alcohol or drug – poses a serious threat to the safety, health, and productivity of the Company and its employees. The Company has a drug/alcohol-free workplace policy that extends to all office locations and applies to employees, vendors, customers and guests.
Our policy prohibits the use or possession of alcohol, illegal drugs and other controlled substances in the workplace (other than prescription medication) or being under the influence of such substances on the job.
On occasion, company-sponsored events may involve serving alcoholic beverages. In these cases, all appropriate liquor laws must be followed, including laws regarding the serving of alcohol to minors. Consistent with our policy, intoxication and excessive drinking at company events is prohibited.
Violence in the Workplace
The Company will not tolerate threats or acts of violence or physical intimidation of any kind in the workplace. Any person who has been threatened with or subjected to physical violence by a fellow employee should report it to their manager.
The possession of weapons, firearms or any dangerous devices is prohibited on Company property.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	6 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Avoiding Conflicts of Interest
While working every day to make good business decisions, we must ensure that those decisions are made in the best interest of the Company, rather than based on personal considerations or relationships.
A conflict of interest arises when anything interferes with or influences the exercise of an employee’s independent judgment in the best interest of the Company. Determining whether a conflict exists is not always a straightforward task and, when in doubt, it is best to disclose to management and to the Corporate Ethics & Compliance Officer any situation that is, might be or appears to be a conflict.
Arcadia will conduct its business affairs according to the highest standards of integrity. There can be no deviation from complete honesty in business transactions.
-	Use of Arcadia funds or internal business information for improper purposes and dishonest practices is absolutely forbidden.
Arcadia will disclose existing or potential conflicts of interest to customers when the Company believes such a conflict exists. Examples of this may include when an Arcadia administrative staff member is also a member of the customer’s advisory board; or when a family member is employed by a customer
BUSINESS OPPORTUNITIES OR EMPLOYMENT
Directors, officers, and employees are expressly prohibited from personally taking opportunities discovered through the use of company property, information or position. Any outside employment, activities or services, with or without compensation, that would divert time and attention away from an employee’s job performance or require work during company business hours should be avoided. Those who serve as a director, officer or consultant with any company that does business with Arcadia must notify the Corporate Ethics & Compliance Officer.
Other Financial Interests
If an employee or any immediate family member has any significant financial interest in a business that does or seeks to do business with, or is in competition with the Company or any subsidiary, the Corporate Ethics & Compliance Officer must be promptly notified.
In the case of a member of the Arcadia board of directors and any executive officer, approval must be obtained by the Board of Directors.

Note:	A “significant financial interest” is defined as ownership by an employee and/or family member of more than 1% of the outstanding capital value of an entity. The Company will work with the employee/family member to determine the appropriate course of action.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	7 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Gifts and Entertainment
Employees should not accept entertainment, gifts or favors that could influence, or appear to influence, business decisions in favor of any person or organization with which the Company has or is likely to have business dealings.
It is important that all relationships with customers, vendors, agents and other business partners be based on lawful and fair business practices and not present or create the appearance of a conflict of interest.
Reasonable business entertainment that is in the best interest of the Company is allowed, but only if consistent with accepted business practices and of sufficiently limited value and in a form that will not be construed as improper.
Infrequent gifts of insignificant value ($25 or less) may be accepted if doing so is consistent with common courtesy and accepted business practice. Accepting an occasional meal or entertainment in connection with a business relationship is allowed, but only if it would be appropriate to reciprocate.
No gifts in excess of $100 in the aggregate should be accepted from any one source in any given year. At no time will gifts be offered to a government employee.
PROTECTING COMPANY ASSETS AND INFORMATION
The Company’s success depends on each of us protecting company assets, including physical equipment, funds, information, and reputation.
Theft and Fraud
Fraud – the act or intent to cheat, trick, steal, deceive or lie – is both dishonest and, in most cases, criminal. Intentional acts of fraud are subject to strict disciplinary action, including dismissal and possible civil and/or criminal action.
Taking or stealing or knowingly misappropriating the Company’s assets or the assets of any employee or customer is improper and/or illegal.
Submitting false expense reports, forging or altering checks, the unauthorized reporting of business transactions or destroying anything of value belonging to the Company without consent, constitutes fraud under company policy.
Any director, officer and employee who suspects fraud or theft must report their concern to the Corporate Ethics & Compliance Officer.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	8 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Limitations on Personal Loans to Directors and Officers
U.S. securities laws strictly limit Arcadia from extending credit or making personal loans to its directors or officers. The Company regards these limitations as applicable to all companies that Arcadia owns or operates.
HIPAA Privacy, Security, and Confidentiality
The protection of the Company’s proprietary and confidential business information is critical to our ability to compete and to comply with federal and state securities laws. Violations of any applicable law could expose the Company and/or the person to severe criminal or civil liability.
Arcadia will respect and honor the privacy and confidentiality of client/patient records and will protect the confidentiality of business records.
Every employee of Arcadia has access to a variety of data – client/patient/customer information, financial information, personnel records, QRM data, etc. This data may be disclosed only on a need-to-know basis.
Client/patient data is essential for delivery of client/patient care. Client/patient health information may only be used and disclosed on a need-to-know basis for treatment, payment or healthcare operational purposes. Disclosure for inappropriate reasons, such as casual gossip or for personal use, not only violates policy but in some cases, may violate the law.
Other confidential information includes physician/non-physician practitioner data (credentials, quality), financial information, and human resources/personnel information.
Confidential information should not be:
•	Discussed in public places (including elevators) where it may be overheard

•	Shared with people outside the Company, including agents, customers, vendors, family members and others, except in cases where there is a business purpose and a confidentiality agreement is in place

•	Left unsecured on laptop computers or sent via unsecured email

•	Shared with co-workers except for valid business purposes
Some Arcadia entities may require employees to sign a confidentiality agreement. Breaking this agreement may result in disciplinary action, including termination.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	9 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Arcadia’s electronic and telecommunications systems, including but not limited to e-mail, the intranet, Internet, telephones, and voice mail, are the property of the Company, and are to be used primarily for business purposes in accordance with internal policies and procedures. In some instances, use is further regulated by Federal law regarding use and disclosure of PHI (Protected Health Information) and HCBI (Health Care Business Information) in electronic communications.
Personal use of these resources should not assume privacy, whether for creating, storing, sending, or receiving non-business communications. Arcadia reserves the right to monitor and/or access communications usage and content consistent with internal policies and procedures.
Employees may not use these resources to post, store, transmit, download, or distribute any threatening materials; knowingly, recklessly, or maliciously false materials; obscene materials; material designated confidential by company policy or federal regulation; or anything constituting or encouraging a criminal offense, giving rise to civil liability, or otherwise violating any laws.
Additionally, these channels of communication may not be used to send chain letters, non-Arcadia approved solicitations, personal broadcast messages or copyrighted documents that are not authorized for reproduction.
Employees who abuse Arcadia’s communications systems or use them excessively for non-business purposes may lose these privileges and be subject to disciplinary action.
Arcadia employees will likely be entrusted with confidential information, and have responsibility for protecting that information. Disclosure to anyone – inside or outside of the organization – should be made only as permitted by policy.
If employees have any doubt about how to respond to a request for disclosure, they should ask their supervisor or department director, or call the Corporate Compliance/Privacy Officer. If an employee believes that confidential information has been disclosed improperly, it should be reported to the supervisor, department director, divisional Vice President or Corporate Ethics & Compliance/Privacy Officer.
Interacting with the Media and Other Outside Parties
It is important that public statements that might be attributed to the Company be carefully considered. Personal views must be kept separate from Company views.
To protect Arcadia and our employees, no one should speak publicly for the Company unless specifically authorized to do so by the Chairman and CEO. If you are approached by the media regarding the Company, direct them to the Chairman and CEO.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	10 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Posting information on Internet bulletin boards or communicating in chat rooms is essentially the same as talking to the media. Employees should not use these forums to discuss Company matters or to respond to comments about Arcadia. If an employee sees a comment or posting of concern, they should bring it to the attention of their manager.
The Company has a formal detailed policy concerning disclosures to the media and outside parties. Employees with questions concerning this policy should contact the Corporate Ethics & Compliance Officer or the Chairman and CEO.
Marketing and Customer Relations
Marketing and sales information (this includes oral statements and written material distributed to patients/clients/customers/families, referral sources or to the general public) will reflect appropriate and accurate information regarding the care and services that we are capable of providing in accordance with state and federal laws and regulations, either directly or through contractual agreement.
Insider Information and Trading Arcadia Resource Securities
Company policy and U.S. securities laws prohibit employees from buying or selling Company stock or any other kind of public security using inside information.

Note:	Inside information is information not yet disclosed to the public that might be significant to an investor in deciding whether to buy, sell or hold stock.
It is also unethical and illegal to disclose such information to others (e.g., “tipping”) so that they may trade based on that information. Company policy applies primarily to Arcadia’s own stock, but also applies to confidential information that an employee learns about other companies through their job with Arcadia.
Arcadia directors, officers and certain senior-level employees have additional disclosure requirements and other obligations relative to trading in Arcadia stock.
Violations of Insider Trading Laws
Violation of the law(s) against insider trading can result in severe civil and criminal penalties, including jail terms of up to 10 years. Any employee or officer who violates company policy against insider trading will be subject to discipline, up to and including termination of employment.
The Company has a formal detailed policy concerning insider trading and the trading of Arcadia securities. Employees with questions concerning this policy should contact the Corporate Ethics & Compliance Officer or the Chairman and CEO.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	11 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Arcadia also has a formal detailed policy concerning disclosure of material, nonpublic financial and other information to outside parties, including the media, shareholders, customers, vendors and the public. Material, nonpublic financial and other information may not be disclosed, except as permitted by company policy. Directors, officers, and employees with questions concerning this policy should contact the Corporate Ethics & Compliance Officer or the Chairman and CEO.
Financial Reporting and Controls
Arcadia requires full, fair, accurate, and timely disclosure in reports filed with or submitted to the Securities and Exchange Commission, the IRS, other governmental regulators, and in all public communications made by the Company.
All directors, officers, and employees will work to maintain the integrity of the Company’s recordkeeping and reporting systems. All business transactions must be properly authorized, and completely and accurately recorded on the Company’s books. No false or inaccurate records or entries may be made for any reason. Directors, officers and employees should report any indication that company records are being falsified to the Corporate Ethics & Compliance Officer or directly to the Company’s Board Audit Committee.
Section 303 of the Sarbanes-Oxley Act specifically makes it unlawful to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of that issuer for the purpose of rendering such financial statements materially misleading. All directors, officers and employees are prohibited from taking any such actions.
Fiscal Responsibility
Arcadia will operate in a fiscally responsible manner.

–	Personnel are encouraged to contribute their ideas and suggestions for improving the Company’s fiscal performance.

–	The cost of service includes only legitimate expenses, and is billed consistent with the type and amount of service provided.

–	Clients/patients/customers/families are informed of Arcadia charges and their level of responsibility for those charges prior to initiation of service or change in service.

–	Salaries and benefits will be consistent with an employee’s responsibility and the size and geographical location of the local office.

–	Engaging in any form of kick-back or pay-off activities is strictly prohibited, including compensating or sharing financial risk with any physicians.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	12 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
OTHER PRINCIPLES
Fraud and Abuse
Arcadia’s policy has always been to uphold the laws that govern our industry. Consistent with this policy, all employees are required to abide by the Medicare and Medicaid fraud and abuse laws.
•	All Company and patient records will be prepared and maintained accurately and truthfully to applicable standards.

•	Bills and claims are only to be submitted when services are actually rendered and fully documented in client/patient medical records. Bills and claims are to contain accurate diagnoses and service codes (ICD-9 and CPT codes).
It is the duty of employees with knowledge of actual or potential deviation from submission of complete and accurate bills or claims to promptly report the problem to the Corporate Ethics & Compliance Officer or a supervisor authorized to address the concern.
Federal False Claims Act (Whistleblower Statutes)
The False Claims Act is a federal statute that covers fraud involving any federally funded contract or program, including the Medicare and Medicaid programs. The Act establishes liability for any person who knowingly presents or causes to be presented a false or fraudulent claim to the U.S government for payment.
To encourage individuals to come forward and report misconduct involving false claims, the Act includes a “qui tam” or whistleblower provision. This provision essentially allows any person with actual knowledge of allegedly false claims to the government to file a lawsuit on behalf of the U.S government.
The whistleblower must file their lawsuit on behalf of the government in a federal district court. The lawsuit will be filed under seal which means that the lawsuit is kept confidential while the government reviews and investigates the allegations contained in the lawsuit and decides how to proceed.
If the government determines that the lawsuit has merit and decides to intervene, the U.S. Department of Justice will direct prosecution of the lawsuit. If the government decides not to intervene, the whistleblower can continue with the lawsuit on their own.
If the lawsuit is successful, and provided certain legal requirements are met, the qui tam relator (whistleblower) may receive an award ranging from 15 to 30 percent of the amount recovered. The whistleblower may also be entitled to reasonable expenses including attorney’s fees and costs for bringing the lawsuit.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	13 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
In addition to a financial award, the Act entitles whistleblowers to additional relief, including reinstatement of employment, back pay, and any other compensation arising from retaliatory conduct against a whistleblower for filing an action under the Act or committing other lawful acts such as investigating a false claim or providing testimony for, or assistance in, a False Claims Act action.
See the False Claims Act policy for more details, including state-specific False Claims Act provisions.
Antitrust
Antitrust laws were written to promote free and competitive business practices, and violations of them carry serious criminal and civil penalties. This section is not intended to explain antitrust laws in detail, but to make employees aware of potential antitrust concerns.
Antitrust laws prohibit any business arrangements between competitors or potential competitors intended to restrict competition in the market. Such practices that would violate antitrust laws include: price fixing, division of territories or customers, boycotting of third parties, and exclusive dealings with suppliers or physicians.
The antitrust laws are complex and violations are determined on the facts and circumstances of each situation. If an employee is aware of a possible antitrust arrangement, they are required to contact the Corporate Ethics & Compliance Officer for review and possible follow up with outside legal counsel.
Government Investigations
A large number of federal and state governmental agencies may become involved in investigating companies such as Arcadia for various reasons. The fact that a governmental agency investigates the affairs of Arcadia or its affiliates does not mean they have concluded that a civil or criminal offense has occurred. Because we have confidence that all employees, officers and directors strive to comply with applicable laws, Arcadia’s general policy is to cooperate with all government investigations.
To further its compliance efforts, Arcadia should be fully informed about any pending governmental investigations concerning the Company when contact has been made with Arcadia employees.
Arcadia encourages its employees to immediately notify either the Corporate Ethics & Compliance Officer or any other person in a management position after receiving a contact from governmental agencies who are or may be conducting any investigation of the Company. These contacts could occur either while the employee is working or during off hours at the employee’s home. A governmental contact for the purposes of this policy includes a request made of the employee for a future interview.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	14 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Whether conducted at work or at home, the government investigator may request an interview. Unless the investigator has a subpoena or court order, employees have the right to decline the interview. If an employee accepts an interview, they also have the right to have an attorney present. Both of these decisions — whether or not to be interviewed and whether to have legal counsel present – are the employee’s alone. Neither Arcadia nor the government can force an employee to do one or the other.
This policy is not meant to deter Arcadia employees from cooperating or assisting with any governmental investigations. It is meant to advise employees of their rights and to encourage them to notify the Company if they become aware of an investigation.
Client/Patient Rights and Responsibilities
Arcadia recognizes, respects, and upholds in all our duties and actions, client/patient/customer rights and responsibilities as published, posted and distributed by Arcadia or the staffing customer, as applicable. For more detail, please see Arcadia’s policy entitled Patient Rights & Responsibilities.
Direct and Indirect Patient Care Situations
We protect the integrity of clinical decision making regardless of how it compensates or shares financial risk with its leaders, managers, or clinical staff. All clinical decisions are based on identified patient health care needs as defined in an assessment and plan of care/service plan policies and procedures.
•	We will provide qualified staff and appropriate placement based on qualifications and skill sets

•	In staffing relationships, during the course of their assignments, our staff will respect and subscribe to a facility’s Code of Ethics.
Relationship to Other Health Care Organizations
The corporate management team ensures that Arcadia is not harmed by any relationship it has with another entity. We honestly and conscientiously cooperate with others in providing patient/client care services and information for admission, transfer or discharge of our patients/clients.
•	We engage in ethical business practices in the conduct of our affairs so that maximum fair trade is maintained.

•	We inform patients/clients, and their families of any financial benefit to Arcadia when they are referred to another organization, service or individual.

•	We conduct business and clinical matters in a manner that prevents any conflict of interest in our practices.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	15 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
Ethics & Compliance Committee
Arcadia’s Ethics & Compliance Senior Leadership Committee and its Ethics & Compliance Steering Committee will address ethical and compliance program issues involving Arcadia employees and patient/customers/clients in the areas of general care, admission, transfer, and discharge practices, billing and payroll practices, potential areas for conflicts of interest, and employee, client, patient, and customer satisfaction.
The Ethics & Compliance Steering Committee reports to Arcadia’s corporate management team, and the Ethics & Compliance Senior Leadership Committee reports to the Arcadia’s Board of Directors and the Audit Committee of the Board of Directors. For more information, please see Arcadia’s Corporate Ethics & Compliance policy (EC2).
Waivers of the Code of Ethics and Conduct
Any express or implied waiver or any amendment of this Code may only be made by the Company’s Board of Directors and will be promptly disclosed as required by law.

Corporate Ethics & Compliance Policy

SUBJECT:	CODE OF ETHICS AND CONDUCT	PAGE:	16 OF 16	NO.	EC1

SECTION:	CORPORATE ETHICS & COMPLIANCE	DATE:	July 29, 2004
		REVISED:	January 1, 2007
		PREPARED BY:	E & C Officer
		APPROVED BY:	BOD
ARCADIA RESOURCES, INC.
CODE OF ETHICS AND CONDUCT
As Amended and Restated Effective January 1, 2007
Employee, Officer and Director Acknowledgement and Agreement
I hereby certify that I have read the entire Arcadia Code of Ethics and Conduct policy as revised effective January 1, 2007, and have had an opportunity to review any questions I might have with my manager or the Corporate Ethics & Compliance Officer.
I believe I understand fully how the Code relates to my position. My activities and business conduct are and have been, to the best of my knowledge, in compliance with the Code, except as noted below.
I agree to abide by the Code of Ethics and Conduct policy and I agree to comply with all Company policies and procedures. I understand that my agreement to comply with the Code does not constitute a contract of employment by the Company.
I certify that I have read and understand the Arcadia False Claims Act Policy (EC3)
I also certify that I have not been convicted of a crime since signing the attestation on the Arcadiia application for employment.

Name (print):

Employer:

Title:

Signature:

Date:
Describe below any activities and/or business conduct not in compliance with the Code. Continue on a separate page(s) if necessary. If none, write “none” below. Failure to affirmatively state “none” or to describe any activities and/or business conduct will be construed to mean that your activities and business conduct are, to the best of your knowledge, in compliance with the Arcadia Code of Ethics and Conduct.